EXHIBIT 10.26
RETIREMENT PAYMENT AGREEMENT

AGREEMENT entered into as of the 1st day of May, 1991 between Home Savings and Loan Association, a domestic Corporation having its principal office in Eden, North Carolina (hereinafter referred to as the Association) and William T. Flynt of Eden. North Carolina (hereinafter referred to as the Director).

WITNESSETH:

WHEREAS, the Director is rendering valuable service and it is the desire of the Association to have the benefit of his continued loyalty and service and also to assist him in providing for the contingencies of retirement and death; and,

WHEREAS, the Director hereby agrees to waive fees paid to him as a Director in the amount of $100.00 per month for five years from the date of the execution of this agreement;

NOW THEREFORE, in consideration of the premises contained herein, the parties hereto mutually agree as follows:

1.  Retirement Benefit: Should the Director still be in the Directorship of the Association upon attainment of his 70th birthday, the Association will commence to pay him $558 per month for a continuous period of 120 months. In the event that the Director should die after becoming entitled to receive said monthly installments but before any or all of said installments have been paid, the Association will pay or will continue to pay said installments to such beneficiary or beneficiaries as the Director has directed by filing with the Association a notice in writing. In the event of the death of the last named beneficiary before all the unpaid payments have been made, the balance of any amount which remains unpaid at said death shall be commuted on the basis of eight percent per annum compound interest and shall be paid in a single sum to the executor or administrator of the estate of the last named beneficiary to die. In the absence of any such beneficiary designation, any amount remaining unpaid at the Director’s death shall be commuted on the basis of eight percent per annum compound interest and shall be paid in a single sum to the executor or administrator of the Director’s estate.

2.  Death Benefit: Should the Director die while in the Directorship of the Association and prior to the attainment of his 70th birthday, the Association (beginning at a date to be determined by the Association but within six months from the date of such death) will commence to pay $558 per month for a continuous period of 120 months to such beneficiary or beneficiaries as the Director has directed by filing with the Association a notice in writing.

Irrespective of the above, however, if the Director dies as a result of suicide within two years of the execution of this agreement, the death benefit shall not exceed an amount equal to his waived Directors’ fees plus interest at the rate of eight percent per annum compounded annually. In the event of the death of the last named beneficiary before all the unpaid payments have been made, the balance of any amount which remains unpaid at said death shall be commuted on the basis of eight percent per annum compound interest and shall be paid in a single sum to the executor or administrator of the estate of the last named beneficiary to die. In the absence of any such beneficiary designation, any amount remaining unpaid at the Director’s death shall be commuted on the basis of eight percent per annum compound interest and shall be paid in a single sum to the executor or administrator of the Director’s estate.

3.           Termination of Directorship:

A.           If the Director terminates his Directorship, for reasons other than death or the attainment of his 70th  birthday, prior to two years from the execution date of the Agreement, the Director’s benefits shall be limited to his waived Director fees plus interest at the rate of eight percent per annum compounded annually and shall be paid in a single sum as soon as practical following the termination of his Directorship.

B.           If the Director terminates his Directorship, for reasons other than death or the attainment of his 70th  birthday, at the end of two years or more from the execution date of this Agreement, he or his beneficiary, as applicable, shall be entitled upon the attainment of his 70th birthday, or his prior death, to a percentage of the retirement benefits stated in Section 1 of this Agreement as determined by the following table:

FULL NUMBER OF YEARS SERVED AS DIRECTOR FROM DATE OF EXECUTION OF THIS AGREEMENT UNTIL TERMINATION OF DIRECTORSHIP	PERCENTAGE OF RETIREMENT BENEFITS STATED IN SECTION 1 OF THIS AGREEMENT TO WHICH THE DIRECTOR IS ENTITLED
2	40%

3	60%

4	80%

5	100%

4.           Forfeiture Provisions:

A.           During the period the retirement benefit is payable to the Director under Section 1 of this Agreement, the Director shall not engage in business activities which are in competition with the Association without first obtaining the written consent of the Association.

B.           During the period the retirement payment is payable to the Director under Section 1 of the Agreement, the Director shall be available to render consulting services to the Association upon request by an officer of the Association, but such requests shall not be made more frequently than once each month. The Director shall not be considered to have breached this condition if he is unable to consult because of his mental or physical disability.

C.           Payment of the retirement benefit under this Agreement may be terminated by the Association, if the Director fails to comply with either of the conditions set forth in paragraph (A) and (B) of this Section 4.

5.           General Provisions:

A.          Except as otherwise provided by this Agreement, it is agreed that neither the Director, nor his beneficiary shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right hereto are expressly declared to be nonassignable and nontransferable.

B.          The benefits payable under this Agreement shall be independent of, and in addition to, any other employment agreements that may exist from time to time between the parties hereto, concerning any other compensation payable by the Association to the Director whether as salary, bonus, or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Association to discharge the Director or restrict the right of the Director to terminate his Directorship.

C.          The rights of the Director under this Agreement and of any beneficiary of the Director shall be solely those of an unsecured creditor of the Association. Any asset acquired by the Association in connection with the liabilities assumed by it hereunder, shall not be deemed to be held under any trust for the benefit of the Director or his beneficiaries or to be considered security for the performance of the obligations of the Association but shall be, and remain, a general, unpledged, unrestricted asset of the Association.

D.          The Association hereby reserves the right to accelerate the payments specified in Sections 1, 2 and 3 above without the consent of the Director, his estate, beneficiaries, or any other person claiming through or under him.

E.          The Association agrees that it will not merge or consolidate with any other Association or organization, or permit its business activities to be taken over by any other organization unless and until the succeeding or continuing Association or other organization shall expressly assume the rights and obligations of the Association herein set forth. The Association further agrees that it will not cease its business activities or terminate its existence, other than as set forth in this Section, without having made adequate provision for the fulfilling of its obligations hereunder.

F.          This Agreement may be revoked or amended in whole or in part by a writing signed by both of the parties hereto.

G.          This Agreement shall be subject to and construed under the laws of the State of North Carolina.

IN WITNESS THEREOF, the said Association has caused this Agreement to be signed in its Corporate name by its duly authorized officer, and impressed with the Corporate seal, attested by its Secretary, and the said Director has hereunto set his hand and seal, all on the date and year first above written.

ATTEST:	HOME SAVINGS AND LOAN ASSOCIATION OF EDEN (Association)

By W. Thomas Flynt (Seal)
President

W. Thomas Flynt (Seal)
(The Director)
WITNESS: Andrew T. Melhr
Corporate Secretary

AMENDMENT NO. 1 TO RETIREMENT PAYMENT AGREEMENT

This amendment (this “Amendment”) to that certain Retirement Payment Agreement between the undersigned director and HomeTrust Bank (formerly Home Savings and Loan Association) dated May 1, 1991 (the “RPA”) is being entered into by the parties for the purpose of modifying the RPA to comply with Section 409A of the Internal Revenue Code of 1996, as amended (“Section 409A”).

1.	Section 5(D) of the RPA, which provides for the right of the Association to accelerate payments, is hereby deleted.

2.	All other provisions of the RPA shall remain in full force and effect.

This Amendment has been executed by the parties as of this 12th day of December, 2008.

HOMETRUST BANK

By:	/s/ F. Ed Broadwell, Jr.
F. Ed Broadwell, Jr.
Chairman/CEO

/s/ William T. Flynt
William T. Flynt Director

AMENDMENT NO.1 TO RETIREMENT PAYMENT AGREEMENT

CLARIFICATION

In December, 2008, HomeTrust Bank and the undersigned director (the “Parties”) entered into an agreement (“Amendment 1”) to amend the Retirement Payment Agreement (the “Agreement”) to comply with Section 409A of the Internal Revenue Code (“Section 409A”). The intended effect of Amendment 1 was (1) to comply with Section 409A in a manner that had the least effect on the operation of the Agreement and, accordingly, (2) to eliminate the ability of the HomeTrust Bank to accelerate payments under the Agreement in a manner that violates Section 409A, to the minimum extent required thereby. It was not intended, and nor was it required by Section 409A, that the acceleration prohibition (nor any other Section 409A provision) be applied to benefits under the Agreement that are not subject to Section 409A (“Pre-Section 409A Benefits”). The Parties also intended that the acceleration prohibition preclude the right of the HomeTrust Bank to accelerate the commencement of benefits from age 70 to age 65, for benefits subject to Section 409A (i.e., amounts earned and vested as of December 31, 2004) (“Section 409A Benefits”). The Parties desire to clarify Amendment 1 to reflect the original intentions of the Parties as set forth above. Accordingly, Amendment 1 is clarified as follows:

1.           Section 5(D) shall be considered deleted only with respect to Section 409A Benefits. Section 5(D) shall be considered as remaining in effect with respect to Pre-Section 409A Benefits.

2.           The prohibition on accelerated benefits shall be interpreted to mean that the ability to accelerate the commencement of benefits from age 70 to age 65 shall apply only to Section 409A Benefits, and not to Pre-Section 409A Benefits. In particular, the second sentence of Paragraph 1 and the parenthetical in Paragraph 3(B) of the Agreement shall be interpreted as not applying to Section 409A Benefits.

This clarification shall be treated effective as of December 12th, 2008, the date Amendment 1 was adopted by the Parties.

Signed by the Parties this 18th day of September, 2009.

HOMETRUST BANK

By:	/s/ F. Ed Broadwell, Jr.
F. Ed Broadwell, Jr.
Chairman/CEO

/s/ W. Thomas Flynt
Director